Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

FOXO Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	3,668,750	$0.1294	(3)	$474,552.81	0.000110200	$52.30
Total				3,668,750			$474,552.81		$52.30

(1)	Includes 3,668,750 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) to be offered and sold by the selling stockholders or their permitted transferees in this prospectus.

(2)	The fee is calculated by multiplying the aggregate offering amount by $0.00011020, pursuant to Section 6(b) of the Securities Act of 1933.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock on the NYSE American on August 23, 2023 (such date being within five business days of the date that this registration statement was filed with the United States Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.